UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-Q

QUARTERLY SCHEDULE OF PORTFOLIO HOLDINGS OF REGISTERED
MANAGEMENT INVESTMENT COMPANY

Investment Company Act file number 811-07074

180 DEGREE CAPITAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

7 N. Willow Street, Suite 4B, Montclair NJ	07042
(Address of Principal Executive Offices)	(Zip Code)

Daniel B. Wolfe President and Chief Financial Officer 180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042
(Name and address of agent for service)

Registrant's telephone number, including area code: (973) 746-4500

Date of fiscal year end: December 31

Date of reporting period: March 31, 2018

Item 1. Consolidated Schedule of Investments and Schedule 12-14

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Unaffiliated Companies (2) -
28.0% of net assets at value

Privately Held Companies (Illiquid) (3) -
19.8% of net assets at value

AutoTech Ventures Management I, LLC (4)(5)(6)
Venture capital investing in automotive-related companies		Asset Management & Custody Banks
LLC Interests (acquired 12/1/17)	(M) (L3)		$0	0	$0

D-Wave Systems, Inc. (4)(5)(7)		Technology Hardware, Storage & Peripherals
Developing high-performance quantum computing systems
Series 1 Class B Convertible Preferred Stock (acquired 9/30/08)	(M) (L3)		1,002,074	1,144,869	2,071,622
Series 1 Class C Convertible Preferred Stock (acquired 9/30/08)	(M) (L3)		487,804	450,450	832,249
Series 1 Class D Convertible Preferred Stock (acquired 9/30/08)	(M) (L3)		748,473	855,131	1,579,935
Series 1 Class E Convertible Preferred Stock (acquired 11/24/10)	(M) (L3)		248,049	269,280	518,977
Series 1 Class F Convertible Preferred Stock (acquired 11/24/10)	(M) (L3)		238,323	258,721	498,627
Series 1 Class H Convertible Preferred Stock (acquired 6/27/14)	(M) (L3)		909,088	460,866	1,207,548
Series 2 Class D Convertible Preferred Stock (acquired 9/30/08)	(M) (L3)		736,019	678,264	1,253,156
Series 2 Class E Convertible Preferred Stock (acquired 6/1/12-3/22/13)	(M) (L3)		659,493	513,900	1,036,718
Series 2 Class F Convertible Preferred Stock (acquired 6/1/12-3/22/13)	(M) (L3)		633,631	493,747	996,062
Warrants for Common Stock expiring 5/12/19 (acquired 5/12/14)	(M) (L3)		26,357	20,415	10,502
			5,689,311		10,005,396

Fleet Health Alliance, LLC (4)(5)		Health Care Technology
Developing software for information transfer amongst healthcare providers and consumers
Unsecured Convertible Bridge Note, 0%, (acquired 4/22/16, no maturity date)	(M) (L3)		225,000	$225,000	225,000

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Unaffiliated Companies (2) -
28.0% of net assets at value (cont.)

Privately Held Companies (Illiquid) (3) -
19.8% of net assets at value (cont.)

Genome Profiling, LLC (4)		Life Sciences Tools & Services
Developing a platform to analyze and understand the epigenome
Unsecured Convertible Bridge Note, 8%, (acquired 8/4/16, maturing 8/4/19)	(M) (L3)		$230,000	$230,000	$287,500

Nanosys, Inc. (4)(5)		Specialty Chemicals
Developing inorganic nanowires and quantum dots for use in LED-backlit devices
Series C Convertible Preferred Stock (acquired 4/10/03)	(I) (L3)		1,500,000	803,428	876,615
Series D Convertible Preferred Stock (acquired 11/7/05)	(I) (L3)		3,000,003	1,016,950	1,800,525
Series E Convertible Preferred Stock (acquired 8/13/10)	(I) (L3)		496,573	433,688	789,061
			4,996,576		3,466,201

NanoTerra, Inc. (4)(5)		Research & Consulting Services
Developing surface chemistry and nano-manufacturing solutions
Warrants for Common Stock expiring on 2/22/21 (acquired 2/22/11)	(I) (L3)		69,168	4,462	66
Warrants for Series A-3 Preferred Stock expiring on 11/15/22 (acquired 11/15/12)	(I) (L3)		35,403	47,508	59,026
			104,571		59,092

Petra Pharma Corporation (4)(5)(8)		Pharmaceuticals
Developing small molecule inhibitors for treatment of cancer and metabolic diseases
Series A Convertible Preferred Stock (acquired 12/23/15-1/8/18)	(I) (L3)		1,894,798	1,894,798	1,934,635

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Unaffiliated Companies (2) -
28.0% of net assets at value (cont.)

Privately Held Companies (Illiquid) (3) -
19.8% of net assets at value (cont.)

Phylagen, Inc. (4)		Research & Consulting Services
Developing technology to improve human health and business productivity
Secured Convertible Bridge Note, 5% PIK, (acquired 2/5/15, maturing 6/12/19)	(M) (L3)		$231,534	$200,000	$324,148
Secured Convertible Bridge Note, 5% PIK, (acquired 6/5/15, maturing 6/12/19)	(M) (L3)		11,412	$10,000	15,977
			242,946		340,125

Total Unaffiliated Privately Held Companies (cost: $13,383,202)					$16,317,949

Unaffiliated Publicly Traded Securities (9) -
8.2% of net assets at value

Champions Oncology, Inc. (5)		Life Sciences Tools & Services
Developing its TumorGraftTM platform for personalized medicine and drug development
Warrants for Common Stock expiring 1/28/19 (acquired 1/28/13)	(I) (L3)		$400	5,500	$2,444

Mersana Therapeutics, Inc. (5)		Biotechnology
Developing antibody drug conjugates for cancer therapy
Common Stock (acquired 7/27/12-3/2/18)	(M) (L1)		4,899,956	294,554	4,645,117

OpGen, Inc. (5)		Biotechnology
Developing tools for genomic sequence assembly and analysis
Warrants for the Purchase of Common Stock expiring 5/8/20 (acquired 5/5/15)	(M) (L2)		425,579	12,033	8,286
Warrants for the Purchase of Common Stock expiring 2/17/25 (acquired 5/5/15)	(I) (L3)		785	1,248	654
			426,364		8,940

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Unaffiliated Companies (2) -
28.0% of net assets at value (cont.)

Unaffiliated Publicly Traded Securities (9) -
8.2% of net assets at value (cont.)

Synacor, Inc. (5)		Internet Software & Services
Providing technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises
Common Stock (acquired 4/6/17-3/29/18)	(M) (L1)		$3,899,076	1,305,200	$2,088,320

Total Unaffiliated Publicly Traded Securities (cost: $9,225,796)					$6,744,821

Total Investments in Unaffiliated Companies (cost: $22,608,998)					$23,062,770

Investments in Non-Controlled Affiliated Companies (2) -
63.1% of net assets at value

Privately Held Companies (Illiquid) (10) -
39.2% of net assets at value

ABSMaterials, Inc. (4)		Specialty Chemicals
Developing nano-structured absorbent materials for water remediation and consumer applications
Series A Convertible Preferred Stock (acquired 2/17/10-10/24/11)	(I) (L3)		$435,000	390,000	$45,925
Series B Convertible Preferred Stock (acquired 11/8/13-6/25/14)	(I) (L3)		1,217,644	1,037,751	452,560
Secured Convertible Bridge Note, 8% PIK, (acquired 1/20/16, maturing 12/31/18)	(M) (L3)		117,578	$100,000	117,578
Secured Convertible Bridge Note, 8% PIK, (acquired 3/28/17, maturing 12/31/19)	(M) (L3)		27,022	$25,000	27,022
			1,797,244		643,085

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Non-Controlled Affiliated Companies (2) -
63.1% of net assets at value (cont.)

Privately Held Companies (Illiquid) (10) -
39.2% of net assets at value (cont.)

AgBiome, LLC (4)(5)		Fertilizers & Agricultural Chemicals
Providing early-stage research and discovery for agriculture and utilizing the crop microbiome to identify products that reduce risk and improve yield
Series A-1 Convertible Preferred Stock (acquired 1/30/13)	(I) (L3)		$2,000,000	2,000,000	$8,469,226
Series A-2 Convertible Preferred Stock (acquired 4/9/13-10/15/13)	(I) (L3)		521,740	417,392	1,810,460
Series B Convertible Preferred Stock (acquired 8/7/15)	(I) (L3)		500,006	160,526	867,508
			3,021,746		11,147,194

Coba Therapeutics Corporation (4)(11)		Pharmaceuticals
Developing therapeutics for obesity, diabetes and liver diseases
Unsecured Convertible Bridge Note, 6%, (acquired 2/27/18, maturing 2/27/19)	(M) (L3)		146,319	$145,530	146,319

EchoPixel, Inc. (4)(5)		Health Care Equipment
Developing virtual reality 3-D visualization software for life sciences and health care applications
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(I) (L3)		1,250,000	4,194,630	986,203
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(I) (L3)		500,000	1,476,668	352,092
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(I) (L3)		350,000	1,471,577	425,652
			2,100,000		1,763,947

Ensemble Therapeutics Corporation (4)(5)(12)		Pharmaceuticals
Developed DNA-Programmed ChemistryTM for the discovery of new classes of therapeutics
Series B Convertible Preferred Stock (acquired 6/6/07)	(I) (L3)		2,000,000	1,449,275	0
Series B-1 Convertible Preferred Stock (acquired 4/21/14)	(I) (L3)		574,079	492,575	171,010
			2,574,079		171,010

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Non-Controlled Affiliated Companies (2) -
63.1% of net assets at value (cont.)

Privately Held Companies (Illiquid) (10) -
39.2% of net assets at value (cont.)

Essential Health Solutions, Inc. (4)(5)		Health Care Technology
Developing software for information transfer amongst healthcare providers and consumers
Common Stock (acquired 11/18/16)	(I) (L3)		$20	200,000	$118,635
Series A Convertible Preferred Stock (acquired 11/18/16)	(I) (L3)		2,750,000	2,750,000	2,771,308
			2,750,020		2,889,943

HZO, Inc. (4)(5)		Semiconductor Equipment
Developing novel industrial coatings that protect electronics against damage from liquids
Common Stock (acquired 6/23/14)	(I) (L3)		666,667	405,729	489,562
Series I Convertible Preferred Stock (acquired 6/23/14)	(I) (L3)		5,709,835	2,266,894	4,183,182
Series II Convertible Preferred Stock (acquired 6/23/14-8/3/15)	(I) (L3)		2,500,006	674,638	1,602,954
Series II-A Convertible Preferred Stock (acquired 9/9/16)	(I) (L3)		226,070	69,053	190,956
Warrants for Series II-A Convertible Preferred Stock expiring 7/15/23 (acquired 7/15/16)	(I) (L3)		29,820	6,577	18,130
			9,132,398		6,484,784

Lodo Therapeutics Corporation (4)(5)		Pharmaceuticals
Developing and commercializing novel therapeutics derived from a metagenome-based Natural Product Discovery Platform
Series A Convertible Preferred Stock (acquired 12/21/15-4/22/16)	(I) (L3)		658,190	658,190	817,090

NGX Bio, Inc. (4)		Research & Consulting Services
Developing translational genomics solutions
Series Seed Convertible Preferred Stock (acquired 6/6/14-1/10/16)	(I) (L3)		500,002	666,667	724,045
Series Seed 2 Convertible Preferred Stock (acquired 8/20/15-9/30/15)	(I) (L3)		499,999	329,989	477,936
Series Seed 3 Convertible Preferred Stock (acquired 6/26/17)	(I) (L3)		686,329	666,001	771,408
			1,686,330		1,973,389

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Non-Controlled Affiliated Companies (2) -
63.1% of net assets at value (cont.)

Privately Held Companies (Illiquid) (10) -
39.2% of net assets at value (cont.)

ORIG3N, Inc. (4)		Health Care Technology
Developing precision medicine applications for induced pluripotent stems cells
Series 1 Convertible Preferred Stock (acquired 2/5/15-8/5/15)	(I) (L3)		$500,000	1,195,315	$895,872
Series A Convertible Preferred Stock (acquired 11/25/15-9/7/16)	(I) (L3)		1,500,000	1,364,666	1,308,399
Series A-2 Convertible Preferred Stock (acquired 5/11/17-2/8/18)	(I) (L3)		200,002	176,386	224,228
			2,200,002		2,428,499

Produced Water Absorbents, Inc. (4)(13)		Oil & Gas Equipment & Services
Providing integrated process separation solutions to the global oil and gas industries, enabling onsite treatment of produced and flowback water
Common Stock (acquired 4/30/16)	(M) (L3)		7,670,281	50,243,350	0
Warrants for Common Stock expiring upon liquidation event (acquired 4/30/16)	(M) (L3)		65,250	450,000	0
Senior Secured Debt, 15% commencing on 4/1/16, maturing on 12/31/19 (acquired 4/1/16)	(M) (L3)		2,181,468	$2,533,766	342,353
			9,916,999		342,353

Senova Systems, Inc. (4)(5)(12)		Life Sciences Tools & Services
Developed next-generation sensors to measure pH
Series B-1 Convertible Preferred Stock (acquired 8/1/13-1/15/14)	(I) (L3)		1,083,960	2,759,902	0
Series C Convertible Preferred Stock (acquired 10/24/14-4/1/15)	(I) (L3)		1,208,287	1,611,049	0
Warrants for Series B Preferred Stock expiring 4/24/18 (acquired 4/24/13)	(I) (L3)		20,000	25,000	0
			2,312,247		0

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Non-Controlled Affiliated Companies (2) -
63.1% of net assets at value (cont.)

Privately Held Companies (Illiquid) (10) -
39.2% of net assets at value (cont.)

TARA Biosystems, Inc. (4)(5)		Life Sciences Tools & Services
Developing human tissue models for toxicology and drug discovery applications
Common Stock (acquired 8/20/14)	(I) (L3)		$20	2,000,000	$653,076
Series A Convertible Preferred Stock (acquired 3/31/17)	(I) (L3)		2,545,493	6,878,572	2,809,918
			2,545,513		3,462,994

Total Non-Controlled Affiliated Privately Held Companies (cost: $40,841,087)					$32,270,607

Non-Controlled Affiliated Publicly Traded Securities (14) -
23.9% of net assets at value

Adesto Technologies Corporation (5)		Semiconductors
Developing low-power, high-performance memory devices
Common Stock (acquired 10/27/15)	(M) (L1)		$9,895,468	1,525,260	$11,286,924

TheStreet, Inc. (4)(5)(15)(16)		Financial Exchanges & Data
Providing financial news and proprietary data to consumers and businesses
Common Stock (acquired 4/19/17-11/10/17)	(M) (L1)		4,891,794	4,636,363	8,299,090
Stock Options (acquired 1/1/18)	(M) (L3)		0	3,333	3,858
Restricted Stock Units (acquired 11/10/17)	(M) (L3)		0	32,189	54,060
			4,891,794		8,357,008

Total Non-Controlled Affiliated Publicly Traded Securities (cost: $14,787,262)					$19,643,932

Total Investments in Non-Controlled Affiliated Companies (cost: $55,628,349)					$51,914,539

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investments in Controlled Affiliated Companies (2) -
5.0% of net assets at value

Privately Held Companies (Illiquid) (17) -
5.0% of net assets at value

Black Silicon Holdings, Inc. (4)(12)(18)		Semiconductors
Holding company for interest in a company that develops silicon-based optoelectronic products
Series A Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		$750,000	233,499	$0
Series A-1 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		890,000	2,966,667	0
Series A-2 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		2,445,000	4,207,537	0
Series B-1 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		1,169,561	1,892,836	0
Series C Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		1,171,316	1,674,030	0
Secured Convertible Bridge Note, 8% PIK, (acquired 8/25/16, maturing 8/4/21)	(I) (L3)		1,444,368	$1,278,453	228,579
			7,870,245		228,579

HALE.life Corporation (4)(8)(19)		Health Care Technology
Developing a platform to facilitate precision health and medicine
Common Stock (acquired 3/1/16)	(M) (L3)		10	1,000,000	10
Series Seed Convertible Preferred Stock (acquired 3/28/17)	(M) (L3)		1,896,920	11,000,000	1,896,920
Unsecured Convertible Bridge Note, 0%, (acquired 3/28/17, no maturity date)	(M) (L3)		2,000,000	$2,000,000	2,000,000
			3,896,930		3,896,930

Total Controlled Affiliated Privately Held Companies (cost: $11,767,175)					$4,125,509

Total Investments in Controlled Affiliated Privately Held Companies (cost: $11,767,175)					$4,125,509

Total Investments in Privately Held Companies and Publicly Traded Securities (cost: $90,004,522)					$79,102,818

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Method of Valuation (1)	Industry	Cost	Shares/ Principal	Value

Investment in Equity Method Privately Held Company (20) -
0.3% of net assets at value

Privately Held Company (Illiquid) (20) -
0.3% of net assets at value

Accelerator IV-New York Corporation (4)(8)		Research & Consulting Services
Identifying and managing emerging biotechnology companies
Series A Common Stock (acquired 7/21/14-1/29/16)	(E)		$230,669	719,427	$230,669

Total Investment in Equity Method Privately Held Company (cost: $230,669)					$230,669

Total Investments (cost: $90,235,191)					$79,333,487

Derivative Investments (21) -

Unaffiliated Rights to Payments (Illiquid) (21) -
2.6% of net assets at value

Amgen, Inc. (4)(5)(22)		Biotechnology
Rights to Milestone Payments from Acquisition of BioVex Group, Inc. (acquired 3/4/11)	(I) (L3)		$548,998	$548,998	$2,179,157

Xenio Holdings, Inc. (4)(5)(23)		Technology Hardware, Storage & Peripherals
Rights to Payments from the Merger with Xenio Systems, Inc. (acquired 10/20/17)	(I) (L3)		0	$0	0

Total Unaffiliated Rights to Payments (cost: $548,998)					$2,179,157

Total Derivative Investments (cost: $548,998)					$2,179,157

Total Investments and Derivative Investments (cost: $90,784,189)					$81,512,644

OTHER ASSETS (INCLUDING CASH) MINUS LIABILITIES					$791,584

NET ASSETS (equivalent to $2.64 per share based on 31,121,562 shares of common stock outstanding)					$82,304,228

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

Notes to Consolidated Schedule of Investments

(1)	See "Note 1. Investment Valuation Procedures."

(2)
Investments in unaffiliated companies consist of investments in which we own less than five percent of the voting shares of the portfolio company. Investments in non-controlled affiliated companies consist of investments in which we own five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where we control one or more seats on the portfolio company’s board of directors but do not control the company. Investments in controlled affiliated companies consist of investments in which we own 25 percent or more of the outstanding voting rights of the portfolio company or otherwise control the company, including control of a majority of the seats on the board of directors, or more than 25 percent of the seats on the board of directors, with no other entity or person in control of more director seats than us.

(3)
The aggregate cost for federal income tax purposes of investments in unaffiliated privately held companies is $13,383,202. The gross unrealized appreciation based on the tax cost for these securities is $4,510,601. The gross unrealized depreciation based on the tax cost for these securities is $1,575,854.

(4)	We are subject to legal restrictions on the sale of our investment(s) in this company.

(5)	Represents a non-income producing investment. Investments that have not paid dividends or interest within the last 12 months are considered to be non-income producing.

(6)
We received LLC Interests of 1.25 percent in AutoTech Ventures Management I, LLC ("AutoTech") pursuant to an Administrative Services Agreement between us and AutoTech and due to us following the termination of a former employee of the Company. These LLC Interests were separate from the compensation received for providing the administrative services under the agreement that were paid in cash. We are not investors in AutoTech. The LLC interests have a capital percentage of 0 percent.

(7)
D-Wave Systems, Inc., is located and is doing business primarily in Canada. We invested in D-Wave through Parallel Universes, Inc., a Delaware company. Our investment is denominated in Canadian dollars and is subject to foreign currency translation.

(8)	See "Note 4. Commitments and Contingencies."

(9)
The aggregate cost for federal income tax purposes of investments in unaffiliated publicly traded securities is $9,225,796. The gross unrealized appreciation based on the tax cost for these securities is $2,044. The gross unrealized depreciation based on the tax cost for these securities is $2,483,019.

(10)
The aggregate cost for federal income tax purposes of investments in non-controlled affiliated privately held companies is $40,841,087. The gross unrealized appreciation based on the tax cost for these securities is $9,857,308. The gross unrealized depreciation based on the tax cost for these securities is $18,427,788.

(11)	Initial investment was made in 2018.

(12)	Represents a non-operating entity that exists to collect future payments from licenses or other engagements and/or monetize assets for future distributions to investors and debt holders.

(13)	Produced Water Absorbents, Inc., also does business as ProSep, Inc.

(14)
The aggregate cost for federal income tax purposes of investments in non-controlled affiliated publicly traded securities is $14,787,262. The gross unrealized appreciation based on the tax cost for these securities is $4,856,670. The gross unrealized depreciation based on the tax cost for these securities is $0.

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

(15)
We purchased 1,000,000 shares of common stock of TheStreet, Inc. ("TST") in open market transactions between April and July 2017 that are unrestricted as of December 31, 2017. We purchased 3,636,363 unregistered shares of TST's common stock on November 10, 2017, in a private placement transaction. These unregistered shares were subject to restrictions on transfer pursuant to federal securities laws until the earlier of May 9, 2018, or when such shares are registered with the Securities and Exchange Commission ("SEC"). On January 26, 2018, TheStreet, Inc. ("TST"), filed a registration statement on Form S-3 with the SEC to register these shares. This registration statement was deemed effective by the SEC on February 5, 2018.

(16)
The restricted stock units and stock options were issued to Kevin Rendino for service on the Board of Directors of TST. Mr. Rendino entered into an assignment and assumption agreement with us that transfers all beneficial and voting interest to us.

(17)
The aggregate cost for federal income tax purposes of investments in controlled affiliated privately held companies is $11,767,175. The gross unrealized appreciation based on the tax cost for these securities is $0. The gross unrealized depreciation based on the tax cost for these securities is $7,641,666.

(18)
On August 4, 2015, SiOnyx, Inc., reorganized its corporate structure to become a subsidiary of a new company, Black Silicon Holdings, Inc.  Our security holdings of SiOnyx were converted into securities of Black Silicon Holdings.  SiOnyx was then acquired by an undisclosed buyer.  Black Silicon Holdings owns a profit interest in the undisclosed buyer.

(19)	In 2017, Interome, Inc., changed its name to HALE.life Corporation.

(20)
The aggregate cost for federal income tax purposes of investments in our equity method privately held company is $230,669. Under the equity method, investments are carried at cost, plus or minus the company's equity in the increases and decreases in the investee's net assets after the date of acquisition and certain other adjustments. The Company owns approximately 9 percent of Accelerator IV-New York Corporation.

(21)
The aggregate cost for federal income tax purposes of investments in unaffiliated rights to payments is $548,998. The gross unrealized appreciation based on the tax cost for these securities is $1,630,159. The gross unrealized depreciation based on the tax cost for these securities is $0.

(22)	If all the remaining milestones are met, we would receive $5,384,482. There can be no assurance as to how much of these amounts we will ultimately realize or when they will be realized, if at all.

(23)
In October 2017, Xenio Systems, Inc., merged with Xenio Holdings, Inc. In conjunction with this merger, all common stock of Xenio Systems, Inc., was canceled and shareholders were granted a right to a future payment in the event of a sale of Xenio Holdings, Inc. The maximum amount we could receive from such payments is approximately $11,000. There can be no assurance as to how much of these amounts we will ultimately realize or when they will be realized, if at all.

The accompanying unaudited notes are an integral part of this consolidated schedule of investments.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2018 (UNAUDITED)

NOTE 1. INVESTMENT VALUATION PROCEDURES

Investments are stated at "value" as defined in the 1940 Act and in the applicable regulations of the Securities and Exchange Commission ("SEC") and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the Board of Directors for all other assets. The Valuation Committee, comprised of all of the independent Board members, is responsible for determining the valuation of the Company’s assets within the guidelines established by the Board of Directors. The Valuation Committee receives information and recommendations from management. An independent valuation firm also reviews select portfolio company valuations. The independent valuation firm does not provide proposed valuations. The fair values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable. The Valuation Committee values the Company's investment assets as of the end of each calendar quarter and as of any other time requested by the Board of Directors.

Accounting Standards Codification Topic 820, "Fair Value Measurements and Disclosures," ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach and the hybrid approach.

•
Market Approach (M): The market approach may use quantitative inputs such as prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities and the values of market multiples derived from a set of comparable companies. The market approach may also use qualitative inputs such as progress toward milestones, the long-term potential of the business, current and future financing requirements and the rights and preferences of certain securities versus those of other securities. The selection of the relevant inputs used to derive value under the market approach requires judgment considering factors specific to the significance and relevance of each input to deriving value.

•
Income Approach (I): The income approach uses valuation techniques to convert future amounts (for example, revenue, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.

•
Hybrid Approach (H): The hybrid approach uses elements of both the market approach and the income approach. The hybrid approach calculates values using the market and income approach, individually. The resulting values are then distributed among the share classes based on probability of exit outcomes.

ASC Topic 820 classifies the inputs used to measure fair value by these approaches into the following hierarchy:

•	Level 1 (L1): Unadjusted quoted prices in active markets for identical assets or liabilities;

•
Level 2 (L2): Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers; and

•
Level 3 (L3): Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are those inputs that reflect our own assumptions that market participants would use to price the asset or liability based upon the best available information.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement and are not necessarily an indication of risks associated with the investment.

Upon sale of investments, the values that are ultimately realized may be different from the fair value presented in the Company's consolidated schedule of investments. The difference could be material.

NOTE 2. FAIR VALUE OF INVESTMENTS

At March 31, 2018, our financial assets valued at fair value were categorized as follows in the fair value hierarchy:

	Fair Value Measurement at Reporting Date Using:
Description	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	March 31, 2018

Privately Held Portfolio Companies:

Preferred Stock	$0	$0	$47,650,582	$47,650,582
Bridge Notes	0	0	3,372,123	3,372,123
Common Stock	0	0	1,261,283	1,261,283
Warrants	0	0	87,724	87,724
Senior Secured Debt	0	0	342,353	342,353
LLC Interests	0	0	0	0

Publicly Traded Portfolio Companies:

Common Stock	$26,319,451	$0	$0	$26,319,451
Warrants	0	8,286	3,098	11,384
Restricted Stock Units and Stock Options	0	0	57,918	57,918

Total Investments:	$26,319,451	$8,286	$52,775,081	$79,102,818

Derivative Investments:

Rights to Payments	$0	$0	$2,179,157	$2,179,157

Total Financial Assets:	$26,319,451	$8,286	$54,954,238	$81,281,975

Significant Unobservable Inputs

The table below presents the valuation technique and quantitative information about the significant unobservable inputs utilized by the Company in the fair value measurements of Level 3 assets. Unobservable inputs are those inputs for which little or no market data exists and, therefore, require an entity to develop its own assumptions.

	Fair Value as of 3/31/2018	Valuation Approach(es)	Unobservable Input(s)	Range(s) (Weighted Average(a))

			Probability of Achieving Independent Milestones	0.0% - 25.0% (25.0%)
			Probability of Achieving Dependent Milestones	0.0% - 85.3% (59.6%)
			Price Per Share	$0.00 - $3.71 ($2.13)
			Public Comparable Adjustment (Including Non-Performance Risk)	-73.7% - 70.4% (61.6%)
			Volatility	45.3% - 102.6% (62.9%)
Preferred Stock	$35,758,768	Income Approach	Time to Exit / Cash Flows (Years)	2.0 - 8.8 (5.11)
Preferred Stock	11,891,814	Market Approach	Price Per Share	$0.172 - $1.950 ($1.667)
Bridge Notes	228,579	Income Approach	Estimated Value to Cost Ratio at Payout	0.16 (0.16)
Bridge Notes	3,143,544	Market Approach	Estimated Value to Cost Ratio at Conversion	1.00 - 1.58 (1.07)
			Discount for Lack of Marketability	17.7% (17.7%)
			Public Comparable Adjustment (Including Non-Performance Risk)	0.0% (0.0%)
			Volatility	45.3% - 79.8% (67.3%)
			Time to Exit (Years)	5.0 - 6.8 (5.2)
Common Stock	1,261,273	Income Approach	Price Per Share	$0.40 - $3.71 ($1.74)
			Volatility	58.6% (58.6%)
			Revenue Multiples	1.6 (1.6)
			Time to Exit (Years)	0.8 (0.8)
			Discount for Lack of Marketability	12.9% (12.9%)
Common Stock	10	Market Approach	Price Per Share	$0.00001 ($0.00001)
			Price Per Share	$0.00 - $3.64 ($2.48)
			Volatility	55.0% - 106.8% (55.7%)
Warrants	80,320	Income Approach	Time to Exit (Years)	0.8 - 6.9 (4.57)
Warrants	10,502	Market Approach	Price Per Share	$0.00 - $0.51 ($0.51)
			Revenue Multiple	1.6x (1.6x)
			Exit Date	0.8 (0.8)
			Volatility Rate	58.6% (58.6%)
Senior Secured Debt	342,353	Market Approach	Discount for Lack of Marketability	12.9% (12.9%)
LLC Interests	0	Income Approach	Estimated Distributable Profits	$0 ($0)
			Discount for Lack of Marketability	6.2% (6.2%)
			Volatility	69.2% (69.2%)
Restricted Stock Units and Stock Options	57,918	Market Approach	Time to Exit	0.1 (0.1)
			Probability of Achieving Independent Milestones	0% - 75% (75%)
			Probability of Achieving Dependent Milestones	19% - 75% (51%)
Rights to Payments	2,179,157	Income Approach	Time to Cash Flows (Years)	1.8 - 6.8 (3.9)

Total	$54,954,238

(a) Weighted average based on fair value at March 31, 2018.

Valuation Methodologies and Inputs for Level 3 Assets

The following sections describe the valuation techniques and significant unobservable inputs used to measure Level 3 assets.

Preferred Stock, Preferred Units, LLC Interests, Bridge Notes and Common Stock

Preferred stock, preferred units, LLC interests, bridge notes and common stock are valued by either a market, income or hybrid approach using internal models with inputs, most of which are not market observable. Common inputs for valuing Level 3 preferred stock, bridge note and private common stock investments include prices from recently executed private transactions in a company’s securities or unconditional firm offers, revenue multiples of comparable publicly traded companies, merger and acquisition ("M&A") transactions consummated by comparable companies, discounts for lack of marketability, rights and preferences of the class of securities we own as compared with other classes of securities the portfolio company has issued, particularly related to potential liquidity scenarios of an initial public offering ("IPO") or an acquisition transaction, estimated time to exit, volatilities of comparable publicly traded companies and management’s best estimate of risk attributable to non-performance risk. Certain securities are valued using the present value of future cash flows.

We may also consider changes in market values for sets of comparable companies when recent private transaction information is not available and/or in consideration of non-performance risk. We define non-performance risk as the risk that the price per share (or implied valuation of a portfolio company) or the effective yield of a debt security of a portfolio company, as applicable, does not appropriately represent the risk that a portfolio company with negative cash flow will be: (a) unable to raise capital, will need to be shut down and will not return our invested capital; or (b) able to raise capital, but at a valuation significantly lower than the implied post-money valuation of the last round of financing.  We assess non-performance risk for each private portfolio company quarterly. Our assessment of non-performance risk typically includes an evaluation of the financial condition and operating results of the company, the company's progress towards milestones, and the long-term potential of the business and technology of the company and how this potential may or may not affect the value of the shares owned by us. An increase to the non-performance risk or a decrease in the private offering price of a future round of financing from that of the most recent round would result in a lower fair value measurement and/or a change in the distribution of value among the classes of securities we own.

Option pricing models place a high weighting on liquidation preferences, which means that small differences in how the preferences are structured can have a material effect on the fair value of our securities at the time of valuation and also on future valuations should additional rounds of financing occur with senior preferences. As such, valuations calculated by option pricing models may not increase if 1) rounds of financing occur at higher prices per share, 2) liquidation preferences include multiples on investment, 3) the amount of invested capital is small and/or 4) liquidation preferences are senior to prior rounds of financing. Additionally, an increase in the volatility assumption generally increases the enterprise value calculated in an option pricing model. An increase in the time to exit assumption also generally increases the enterprise value calculated in an option pricing model. Variations in the expected time to exit or expected volatility assumptions have a significant impact on fair value.

Bridge notes commonly contain terms that provide for the conversion of the full amount of principal, and sometimes interest, into shares of preferred stock at a defined price per share and/or the price per share of the next round of financing. The use of a discount for non-performance risk in the valuation of bridge notes would indicate the potential for conversion of only a portion of the principal, plus interest when applicable, into shares of preferred stock or the potential that a conversion event will not occur and that the likely outcome of a liquidation of assets would result in payment of less than the remaining principal outstanding of the note. An increase in non-performance risk would result in a lower fair value measurement.

Warrants and Options

We use the Black-Scholes-Merton option-pricing model to determine the fair value of warrants and options held in our portfolio unless there is a publicly traded active market for such warrants and options or another indication of value such as a sale of the portfolio company. Option pricing models, including the Black-Scholes-Merton model, require the use of subjective input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. In the Black-Scholes-Merton model, variations in the expected volatility or expected term assumptions have a significant impact on fair value. Because certain securities underlying the warrants in our portfolio are not publicly traded, many of the required input assumptions are more difficult to estimate than they would be if a public market for the underlying securities existed.

An input to the Black-Scholes-Merton option-pricing model is the value per share of the type of stock for which the warrant is exercisable as of the date of valuation. This input is derived according to the methodologies discussed in "Preferred Stock, Preferred Units, LLC Interests, Bridge Notes and Common Stock."

Rights to Payments

Rights to payments are valued using a probability-weighted discounted cash flow model. As part of Amgen Inc.’s acquisition of our former portfolio company, BioVex Group, Inc., we are entitled to potential future milestone payments based upon the achievement of certain regulatory and sales milestones. We are also entitled to future payments from Xenio Holdings, Inc., that merged with one of our former portfolio companies, Xenio Systems, Inc. in the event of a sale of Xenio Holdings, Inc. We assign probabilities to the achievements of the various milestones. Milestones identified as independent milestones can be achieved irrespective of the achievement of other contractual milestones. Dependent milestones are those that can only be achieved after another, or series of other, milestones are achieved. The interest rates used in these models are observable inputs from sources such as the published interest rates for corporate bonds of the acquiring or comparable companies.

Senior Secured Debt

We currently hold investments in senior secured debt securities. We value these securities using an income and market approaches. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Common inputs for valuing Level 3 debt investments include: the effective yield of the debt investment or, in the case where we have received warrant coverage, the warrant-adjusted effective yield of the security, adjustments for changes in the yields of comparable publicly traded high-yield debt funds and risk-free interest rates and an assessment of non-performance risk. For debt investments, an increase in yields would result in a lower fair value measurement. Furthermore, yields would decrease, and value would increase, if the company is exceeding targets and risk has been substantially reduced from the level of risk that existed at the time of investment. Yields would increase, and values would decrease, if the company is failing to meet its targets and risk has been increased from the level of risk that existed at the time of investment. The market approach distributes an estimated value of the entity through the liquidation waterfall to derive value. Common inputs for valuing by the market approach include: multiples of publicly traded comparable companies, time to expected return/exit, discounts for lack of marketability and probability weighted expected return models.

Changes in Valuation Approaches

During the quarter ending March 31, 2018, there were no changes in valuation methodology since the filing of our annual financial statements on Form N-CSR as of December 31, 2017.

NOTE 3. INDUSTRY DIVERSIFICATION

The following table shows the percentage of our net assets invested by industry as of March 31, 2018.

Industry	Value as of March 31, 2018	% of Net Assets	Value as of March 31, 2018	% of Net Assets
Asset Management & Custody Banks			$0	0.0%
Unaffiliated Portfolio Companies	$0	0.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Controlled Affiliated Portfolio Companies	0	0.0%
Biotechnology			6,833,214	8.3%
Unaffiliated Portfolio Companies	6,833,214	8.3%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Controlled Affiliated Portfolio Companies	0	0.0%
Fertilizers & Agricultural Chemicals			11,147,194	13.5%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	11,147,194	13.5%
Controlled Affiliated Portfolio Companies	0	0.0%
Financial Exchanges & Data			8,357,008	10.2%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	8,357,008	10.2%
Controlled Affiliated Portfolio Companies	0	0.0%
Health Care Equipment			1,763,947	2.1%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	1,763,947	2.1%
Controlled Affiliated Portfolio Companies	0	0.0%
Health Care Technology			9,440,372	11.5%
Unaffiliated Portfolio Companies	225,000	0.3%
Non-Controlled Affiliated Portfolio Companies	5,318,442	6.5%
Controlled Affiliated Portfolio Companies	3,896,930	4.7%
Internet Software & Services			2,088,320	2.5%
Unaffiliated Portfolio Companies	2,088,320	2.5%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Controlled Affiliated Portfolio Companies	0	0.0%
Life Sciences Tools & Services			3,752,938	4.6%
Unaffiliated Portfolio Companies	289,944	0.4%
Non-Controlled Affiliated Portfolio Companies	3,462,994	4.2%
Controlled Affiliated Portfolio Companies	0	0.0%
Oil & Gas Equipment & Services			342,353	0.4%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	342,353	0.4%
Controlled Affiliated Portfolio Companies	0	0.0%
Pharmaceuticals			3,069,054	3.7%
Unaffiliated Portfolio Companies	1,934,635	2.3%
Non-Controlled Affiliated Portfolio Companies	1,134,419	1.4%
Controlled Affiliated Portfolio Companies	0	0.0%

Industry	Value as of March 31, 2018	% of Net Assets	Value as of March 31, 2018	% of Net Assets
Research & Consulting Services			$2,603,275	3.2%
Unaffiliated Portfolio Companies	$399,217	0.5%
Non-Controlled Affiliated Portfolio Companies	2,204,058	2.7%
Controlled Affiliated Portfolio Companies	0	0.0%
Semiconductor Equipment			6,484,784	7.9%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	6,484,784	7.9%
Controlled Affiliated Portfolio Companies	0	0.0%
Semiconductors			$11,515,503	14.0%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	11,286,924	13.7%
Controlled Affiliated Portfolio Companies	228,579	0.3%
Specialty Chemicals			$4,109,286	5.0%
Unaffiliated Portfolio Companies	3,466,201	4.2%
Non-Controlled Affiliated Portfolio Companies	643,085	0.8%
Controlled Affiliated Portfolio Companies	0	0.0%
Technology Hardware, Storage & Peripherals			$10,005,396	12.2%
Unaffiliated Portfolio Companies	10,005,396	12.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Controlled Affiliated Portfolio Companies	0	0.0%

NOTE 4. COMMITMENTS AND CONTINGENCIES

On July 21, 2014, the Company invested in Accelerator IV-New York Corporation ("Accelerator"), a company that will identify emerging biotechnology companies for the Company to invest in directly. The investment consists of an operating capital commitment and an investment commitment to be invested in the identified portfolio companies over a five-year period. During the third quarter of 2016, the board of directors of Accelerator voted to modify the operating commitment and investment commitment distributions, which resulted in the Company's operating commitment to be set at $833,333 and investment commitment to be set at $3,166,667. During the quarter ending March 31, 2018, Accelerator called $0 in operating capital and $145,530 in investment capital, to fund a new tenant company, Coba Therapeutics Corporation. As of March 31, 2018, the Company had remaining unfunded commitments of $113,906 and $1,337,897, or approximately 13.7 percent and 42.2 percent, of the total operating and investment commitments, respectively. The withdrawal of contributed capital is not permitted. The transfer or assignment of capital is subject to approval by Accelerator.

If the Company defaults on these commitments, the other investors may purchase the Company's shares of Accelerator and any tenant companies of the Accelerator, currently Coba Therapeutics, Lodo Therapeutics Corporation and Petra Pharma Corporation, for $0.001 per share. The combined value of Accelerator, Coba Therapeutics, Lodo Therapeutics and Petra Pharma is $3,128,713, or $0.10 per share as of March 31, 2018. In the event of default, the Company would still be required to contribute the remaining operating commitment.

The Company's most recent investments in HALE.life Corporation and Petra Pharma, were in rounds of financing that include investment of additional capital upon achievement of certain quantitative and qualitative milestones of $1 million and $630,252, respectively. The milestones that would trigger these potential investments had yet to occur as of March 31, 2018. Should these milestones be successfully achieved and the Company decides to not invest such capital, the securities held by the Company in each portfolio company may be subject to punitive action including, but not limited to, conversion from preferred stock to common stock and/or repurchase by the respective companies at a substantial discount to current carrying value. Additionally, portfolio companies may seek additional capital in the future and any decision by the Company to not participate in the round of financing could result in similar outcomes that could negatively impact the value of the Company's securities of those portfolio companies.

NOTE 5. SUBSEQUENT EVENTS

The Company has evaluated subsequent events as of March 31, 2018, through the date this consolidated schedule of investments was issued, and include the following:

On April 18, 2018, 180.2 SPV Series-a Series of 180 Degree Capital Management LLC ("180.2 SPV") raised $3.35 million in capital. The Company is managing member and investment manager of 180.2 SPV. The Company receives management fees for its service as investment manager. As Managing Member of 180.2 SPV, the Company is also entitled to carried interest on profits generated on the managed capital.

On April 26, 2018, the Company purchased 285,914 shares of unregistered common stock of Turtle Beach Corporation (NASDAQ:HEAR) for $1 million in a private placement in public equity (PIPE) transaction. This purchase included registration rights that require Turtle Beach to file a registration statement on Form S-3 with the Securities and Exchange Commission of the United States within 30 days of the close of the transaction. This registration statement has yet to be filed as of the date of this filing.

NOTE 6. INVESTMENTS IN AND ADVANCES TO AFFILIATES - SCHEDULE 12-14 (UNAUDITED)

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Realized Gain (Loss)	Value as of 12/31/17	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of 3/31/2018
CONTROLLED AFFILIATED PRIVATELY HELD COMPANIES(E):
Black Silicon Holdings, Inc.	Series A Convertible Preferred Stock	$0	$0	$0	$0	$0	$0	$0
	Series A-1 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series A-2 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series B-1 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series C Convertible Preferred Stock	0	0	0	0	0	0	0
	Secured Convertible Bridge Notes	25,569	0	288,759	0	(60,180)	(85,749)	228,579
HALE.life Corporation	Common Stock	$0	$0	$10	$0	$0	$0	$10
	Series Seed Convertible Preferred Stock	0	0	1,896,920	0	0	0	1,896,920
	Convertible Bridge Notes	0	0	2,000,000	0	0	0	2,000,000
SynGlyco, Inc.	Common Stock	$0	$(2,729,817)	$0	$0	$0	$2,729,817	$0
	Series A' Convertible Preferred Stock	0	(4,855,627)	0	0	0	4,855,627	0
	Secured Convertible Bridge Notes	0	(27,857)	30,000	0	(30,000)	47,857	0
Total Controlled Affiliated Privately Held Companies		$25,569	$(7,613,301)	$4,215,689	$0	$(90,180)	$7,547,552	$4,125,509

Total Controlled Affiliated Companies		$25,569	$(7,613,301)	$4,215,689	$0	$(90,180)	$7,547,552	$4,125,509

NON-CONTROLLED AFFILIATED COMPANIES(F):
ABSMaterials, Inc.	Series A Convertible Preferred Stock	$0	$0	$64,160	$0	$(18,235)	$(18,235)	$45,925
	Series B Convertible Preferred Stock	0	0	527,055	0	(74,495)	(74,495)	452,560
	Secured Convertible Bridge Note	2,466	$0	142,134	2,466	0	0	144,600

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Realized Gain (Loss)	Value as of 12/31/17	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of 3/31/2018
NON-CONTROLLED AFFILIATED COMPANIES(F):
AgBiome, LLC	Series A-1 Convertible Preferred Stock	$0	$0	$8,583,935	$0	$(114,709)	$(114,709)	$8,469,226
	Series A-2 Convertible Preferred Stock	0	0	1,838,865	0	(28,405)	(28,405)	1,810,460
	Series B Convertible Preferred Stock	0	0	884,777	0	(17,269)	(17,269)	867,508
Coba Therapeutics Corporation	Convertible Bridge Note	$789	$0	$0	$146,319	$0	$0	$146,319
EchoPixel, Inc.	Series Seed Convertible Preferred Stock	$0	0	$945,726	$40,477	$0	$40,477	$986,203
	Series Seed-2 Convertible Preferred Stock	0	0	337,930	14,162	0	14,162	352,092
	Series A-2 Convertible Preferred Stock	0	0	412,209	13,443	0	13,443	425,652
Ensemble Therapeutics Corporation	Series B Convertible Preferred Stock	$0	$0	$0	$0	$0	$0	$0
	Series B-1 Convertible Preferred Stock	0	0	173,143	0	(2,133)	(2,133)	171,010
Essential Health Solutions, Inc.	Common Stock	$0	$0	$145,218	$0	$(26,583)	$(26,583)	$118,635
	Series A Convertible Preferred Stock	0	0	3,169,662	0	(398,354)	(398,354)	2,771,308
HZO, Inc.	Common Stock	$0	$0	$473,896	$15,666	$0	$15,666	$489,562
	Series I Convertible Preferred Stock	0	0	4,074,569	108,613	0	108,613	4,183,182
	Series II Convertible Preferred Stock	0	0	1,571,541	31,413	0	31,413	1,602,954
	Series II-A Convertible Preferred Stock	0	0	188,810	2,146	0	2,146	190,956
	Warrants for Series II-A Convertible Preferred Stock	0	0	17,925	205	0	205	18,130
Lodo Therapeutics Corporation	Series A Convertible Preferred Stock	$0	$0	$777,896	$39,194	$0	$39,194	$817,090
NGX Bio, Inc.	Series Seed Convertible Preferred Stock	$0	$0	$721,539	$2,506	$0	$2,506	$724,045
	Series Seed 2 Convertible Preferred Stock	0	0	477,157	779	0	779	477,936
	Series Seed 3 Convertible Preferred Stock	0	0	769,258	2,150	0	2,150	771,408

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Realized Gain (Loss)	Value as of 12/31/17	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of 3/31/2018
NON-CONTROLLED AFFILIATED COMPANIES(F):
ORIG3N, Inc.	Series 1 Convertible Preferred Stock	$0	$0	$907,129	$0	$(11,257)	$(11,257)	$895,872
	Series A Convertible Preferred Stock	0	0	1,305,499	2,900	0	2,900	1,308,399
	Series A-2 Convertible Preferred Stock	0	0	169,890	54,338	0	4,534	224,228
Produced Water Absorbents, Inc.	Warrants for Common Stock	$0	$0	$0	$0	$0	$0	$0
	Common Stock	0	0	0	0	0	0	0
	Senior Secured Debt	148,243	0	357,407	0	(15,054)	(55,525)	342,353
Senova Systems, Inc.	Series B-1 Convertible Preferred Stock	$0	$0	$0	$0	$0	$0	$0
	Series C Convertible Preferred Stock	0	0	0	0	0	0	0
	Warrants for Series B Preferred Stock	0	0	0	0	0	0	0
TARA Biosystems, Inc.	Common Stock	$0	$0	$651,642	$1,434	$0	$1,434	$653,076
	Series A Convertible Preferred Stock	0	0	2,802,573	7,345	0	7,345	2,809,918
Total Non-Controlled Affiliated Privately Held Companies		$151,498	$0	$32,491,545	$485,556	$(706,494)	$(459,998)	$32,270,607

NON-CONTROLLED AFFILIATED COMPANIES(F):
Adesto Technologies Corporation	Common Stock	$0	$15,612	$9,932,890	$1,354,034	$0	$1,449,553	$11,286,924
TheStreet, Inc.	Common Stock	$0	$0	$6,387,423	$1,911,667	$0	$1,911,667	$8,299,090
	Stock Options	0	0	0	3,858	0	3,858	3,858
	Restricted Stock Units	0	0	43,476	10,584	0	10,584	54,060
Total Non- Controlled Affiliated Public Investments		$0	$15,612	$16,363,789	$3,280,143	$0	$3,375,662	$19,643,932
Total Non- Controlled Affiliated Investments		$151,498	$15,612	$48,855,334	$3,765,699	$(706,494)	$2,915,664	$51,914,539

EQUITY METHOD INVESTMENT:
Accelerator IV-New York Corporation	Series A Common Stock	$0	$0	$256,622	$0	$(25,953)	$0	$230,669
Total Equity Method Investment		$0	$0	$256,622	$0	$(25,953)	$0	$230,669

(A)
Common stock, warrants, membership units and, in some cases, preferred stock are generally non-income producing and restricted. The principal amount of debt and the number of shares of common and preferred stock and number of membership units are shown in the accompanying Consolidated Schedule of Investments as of March 31, 2018.

(B)
Represents the total amount of interest or dividends and yield-enhancing fees on debt securities credited/(debited) to income for the portion of the year an investment was a control or affiliate investment, as appropriate. Amounts credited to preferred or common stock represent accrued bridge note interest related to conversions that occurred during the quarter ended March 31, 2018.

(C)
Gross additions include increases in investments resulting from new portfolio investments, paid-in-kind interest or dividends, the amortization of discounts and fees. Gross additions also include net increases in unrealized appreciation or decreases in unrealized depreciation.

(D)
Gross reductions include decreases in investments resulting from principal collections related to investment repayments or sales, the amortization of premiums and acquisition costs. Gross reductions also include net increases in unrealized depreciation or decreases in unrealized appreciation.

(E)	"Controlled Affiliated" is defined as control of 50.1 percent or more of the voting securities outstanding and/or 50.1 percent or more control of the appointment of members of the board of directors.

(F)
"Non-Controlled Affiliated" is defined as ownership of five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where we hold the right to appoint one or more members to the portfolio company’s board of directors, but less than 25 percent of the members of the board of directors.

 **Information related to the amount of equity in the net profit and loss for the year for the investments listed has not been included in this schedule. This information is not considered to be meaningful owing to the complex capital structures of the portfolio companies, with different classes of equity securities outstanding with different preferences in liquidation. These investments are not consolidated, nor are they accounted for under the equity method of accounting, with the exception of Accelerator IV-New York Corporation, which is accounted for under the equity method.

Line for Schedule of Investments	(Method)(Level)	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
CONTROLLED AFFILIATED COMPANIES
PRIVATELY HELD COMPANIES
Black Silicon Holdings, Inc.		Semiconductors
Series A Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		233,499	$750,000	$0
Series A-1 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		2,966,667	890,000	0
Series A-2 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		4,207,537	2,445,000	0
Series B-1 Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		1,892,836	1,169,561	0
Series C Convertible Preferred Stock (acquired 8/4/15)	(I) (L3)		1,674,030	1,171,316	0
Secured Convertible Bridge Note, 8% PIK, (acquired 8/25/16, maturing 8/4/21)	(I) (L3)		$1,278,453	1,444,368	228,579
				$7,870,245	$228,579
HALE.life Corporation		Health Care Technology
Common Stock (acquired 3/1/16)	(M) (L3)		1,000,000	$10	$10
Series Seed Convertible Preferred Stock (acquired 3/28/17)	(M) (L3)		11,000,000	1,896,920	1,896,920
Unsecured Convertible Bridge Note, 0%, (acquired 3/28/17, no maturity date)	(M) (L3)		$2,000,000	2,000,000	2,000,000
				$3,896,930	$3,896,930
Total Majority Owned Controlled Investments (5.0%)				$11,767,175	$4,125,509

NON-CONTROLLED AFFILIATED COMPANIES
PRIVATELY HELD COMPANIES
ABSMaterials, Inc.		Specialty Chemicals
Series A Convertible Preferred Stock (acquired 2/17/10-10/24/11)	(I) (L3)		390,000	$435,000	$45,925
Series B Convertible Preferred Stock (acquired 11/8/13-6/25/14)	(I) (L3)		1,037,751	1,217,644	452,560
Secured Convertible Bridge Note, 8% PIK, (acquired 1/20/16, maturing 12/31/18)	(M) (L3)		$100,000	117,578	117,578
Secured Convertible Bridge Note, 8% PIK, (acquired 3/28/17, maturing 12/31/19)	(M) (L3)		$25,000	27,022	27,022
				$1,797,244	$643,085
AgBiome, LLC		Fertilizers & Agricultural Chemicals
Series A-1 Convertible Preferred Stock (acquired 1/30/13)	(I) (L3)		2,000,000	2,000,000	8,469,226
Series A-2 Convertible Preferred Stock (acquired 4/9/13-10/15/13)	(I) (L3)		417,392	521,740	1,810,460
Series B Convertible Preferred Stock (acquired 8/7/15)	(I) (L3)		160,526	500,006	867,508
				$3,021,746	$11,147,194
Coba Therapeutics Corporation		Pharmaceuticals
Unsecured Convertible Bridge Note, 6%, (acquired 2/27/18, maturing 2/27/19)	(M) (L3)		$145,530	$146,319	$146,319

Line for Schedule of Investments	(Method)(Level)	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
NON-CONTROLLED AFFILIATED COMPANIES
PRIVATELY HELD COMPANIES
EchoPixel, Inc.		Health Care Equipment
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(I) (L3)		4,194,630	$1,250,000	$986,203
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(I) (L3)		1,476,668	500,000	352,092
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(I) (L3)		1,471,577	350,000	425,652
				$2,100,000	$1,763,947
Ensemble Therapeutics Corporation		Pharmaceuticals
Series B Convertible Preferred Stock (acquired 6/6/07)	(I) (L3)		1,449,275	$2,000,000	$0
Series B-1 Convertible Preferred Stock (acquired 4/21/14)	(I) (L3)		492,575	574,079	171,010
				$2,574,079	$171,010
Essential Health Solutions, Inc.		Health Care Technology
Common Stock (acquired 11/18/16)	(I) (L3)		200,000	$20	$118,635
Series A Convertible Preferred Stock (acquired 11/18/16)	(I) (L3)		2,750,000	2,750,000	2,771,308
				$2,750,020	$2,889,943
HZO, Inc.		Semiconductor Equipment
Common Stock (acquired 6/23/14)	(I) (L3)		405,729	$666,667	$489,562
Series I Convertible Preferred Stock (acquired 6/23/14)	(I) (L3)		2,266,894	5,709,835	4,183,182
Series II Convertible Preferred Stock (acquired 6/23/14-8/3/15)	(I) (L3)		674,638	2,500,006	1,602,954
Series II-A Convertible Preferred Stock (acquired 9/9/16)	(I) (L3)		69,053	226,070	190,956
Warrants for Series II-A Convertible Preferred Stock expiring 7/15/23 (acquired 7/15/16)	(I) (L3)		6,577	29,820	18,130
				$9,132,398	$6,484,784
Lodo Therapeutics Corporation		Pharmaceuticals
Series A Convertible Preferred Stock (acquired 12/21/15-4/22/16)	(I) (L3)		658,190	$658,190	$817,090
NGX Bio, Inc.		Research & Consulting Services
Series Seed Convertible Preferred Stock (acquired 6/6/14-1/10/16)	(I) (L3)		666,667	$500,002	$724,045
Series Seed 2 Convertible Preferred Stock (acquired 8/20/15-9/30/15)	(I) (L3)		329,989	499,999	477,936
Series Seed 3 Convertible Preferred Stock (acquired 6/26/17)	(I) (L3)		666,001	686,329	771,408
				$1,686,330	$1,973,389
ORIG3N, Inc.		Health Care Technology
Series 1 Convertible Preferred Stock (acquired 2/5/15-8/5/15)	(I) (L3)		1,195,315	$500,000	$895,872
Series A Convertible Preferred Stock (acquired 11/25/15-9/7/16)	(I) (L3)		1,364,666	1,500,000	1,308,399
Series A-2 Convertible Preferred Stock (acquired 5/11/17-2/8/18)	(I) (L3)		176,386	200,002	224,228
				$2,200,002	$2,428,499

Line for Schedule of Investments	(Method)(Level)	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
NON-CONTROLLED AFFILIATED COMPANIES
PRIVATELY HELD COMPANIES
Produced Water Absorbents, Inc.		Oil & Gas Equipment & Services
Common Stock (acquired 4/30/16)	(M) (L3)		50,243,350	$7,670,281	$0
Warrants for Common Stock expiring upon liquidation event (acquired 4/30/16)	(M) (L3)		450,000	65,250	0
Senior Secured Debt, 15% commencing on 4/1/16, maturing on 12/31/19 (acquired 4/1/16)	(M) (L3)		$2,533,766	2,181,468	342,353
				$9,916,999	$342,353
Senova Systems, Inc.		Life Sciences Tools & Services
Series B-1 Convertible Preferred Stock (acquired 8/1/13-1/15/14)	(I) (L3)		2,759,902	$1,083,960	$0
Series C Convertible Preferred Stock (acquired 10/24/14-4/1/15)	(I) (L3)		1,611,049	1,208,287	0
Warrants for Series B Preferred Stock expiring 4/24/18 (acquired 4/24/13)	(I) (L3)		25,000	20,000	0
				$2,312,247	$0
TARA Biosystems, Inc.		Life Sciences Tools & Services
Common Stock (acquired 8/20/14)	(I) (L3)		2,000,000	$20	$653,076
Series A Convertible Preferred Stock (acquired 3/31/17)	(I) (L3)		6,878,572	2,545,493	2,809,918
				$2,545,513	$3,462,994
Total Non-Controlled Affiliated Private Portfolio (39.2%)				$40,841,087	$32,270,607

PUBLICLY TRADED SECURITIES
Adesto Technologies Corporation		Semiconductors
Common Stock (acquired 10/27/15)	(M) (L1)		1,525,260	$9,895,468	$11,286,924
TheStreet, Inc.		Financial Exchanges & Data
Common Stock (acquired 4/19/17-11/10/17)	(M) (L1)		4,636,363	$4,891,794	$8,299,090
Stock Options (acquired 1/1/18)	(M) (L3)		3,333	0	3,858
Restricted Stock Units (acquired 11/10/17)	(M) (L3)		32,189	0	54,060
				$4,891,794	$8,357,008
Total Non-Controlled Affiliated Publicly Traded Securities (23.9%)				$14,787,262	$19,643,932
EQUITY METHOD PRIVATELY HELD COMPANY
Accelerator IV-New York Corporation		Research & Consulting Services
Series A Common Stock (acquired 7/21/14-1/29/16)	(E)		719,427	$230,669	$230,669
Total Equity Method Privately Held Company (0.3%)				$230,669	$230,669
Total Investments in Non-Controlled Affiliated Companies and Equity Method Company (63.4%)				$55,859,018	$52,145,208
Total Investments in Controlled and Non-Controlled Affiliated Companies and Equity Method Company (68.4%)				$67,626,193	$56,270,717

Item 2. Controls and Procedures.

(a)        Based on an evaluation of the Registrant's Disclosure Controls and Procedures (as defined in Rule 30a-3(c) under the Investment Company Act of 1940, the “Disclosure Controls”) as of a date within 90 days prior to the filing date (the “Filing Date”) of this Form N-Q (the “Report”), the Chief Executive Officer (its principal executive officer) and Chief Financial Officer (its principal financial officer) have concluded that the Disclosure Controls are reasonably designed to ensure that information required to be disclosed by the Registrant in the Report is recorded, processed, summarized and reported by the Filing Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the Registrant's management, including the Registrant's principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

(b)        There were no changes in the Registrant’s internal control over financial reporting (as defined in Rule 30a-3(d) under the Investment Company Act of 1940) that occurred during the Registrant’s last fiscal quarter that have materially affected or are reasonably likely to materially affect the Registrant’s internal control over financial reporting.

Item 3. Exhibits.

Certifications of the principal executive officer and the principal financial officer pursuant to Rule 30a-2(a)under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

180 DEGREE CAPITAL CORP.

By:	/s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President and Chief Financial Officer

Date: May 7, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ Kevin M. Rendino	By:	/s/ Daniel B. Wolfe
	Name: Kevin M. Rendino		Name: Daniel B. Wolfe
	Title: Chief Executive Officer		Title: President and Chief Financial Officer
	(Principal Executive Officer)		(Principal Financial Officer)

	Date: May 7, 2018		Date: May 7, 2018